UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
January 30, 2014

PVH CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-07572	13-1166910
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
200 Madison Avenue, New York, New York		10016
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code  (212)-381-3500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
     (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
     (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At a meeting of the Board of Directors of PVH Corp. (the “Company”) held on January 30, 2014, Brent Callinicos and Edward Rosenfeld were appointed to the Board.  Mr. Callinicos will serve on the Board’s Corporate Social Responsibility Committee, and Mr. Rosenfeld will serve on the Board’s Audit Committee.  The appointments are effective March 24, 2014, the day prior to the Board’s next scheduled meeting and a scheduled meeting date for the two committees.  The number of directors constituting the full Board was increased to 14 in connection with these appointments.

Mr. Callinicos and Mr. Rosenfeld were elected as part of the Company’s director succession planning.  By bringing Mr. Callinicos and Mr. Rosenfeld onto the Board at this time, they will be eligible to stand for reelection at the 2014 Annual Meeting and can gain significant experience, helping to provide for an orderly transition in the event of any director departures, including due to retirement.

There is no arrangement or understanding between Mr. Callinicos or Mr. Rosenfeld and any other person pursuant to which either was selected as a director, nor are there any disclosable arrangements under Item 404(a) of Regulation S-K.

Mr. Callinicos has been the Chief Financial Officer of Uber B.V., an on-demand car service company, since September 2013.  Prior to joining Uber, Mr. Callinicos was Vice President, Treasurer & Chief Accountant at Google Inc.

Mr. Rosenfeld has been Chairman of the Board and Chief Executive Officer of Steven Madden, Ltd., a designer and marketer of fashion footwear and accessories, since August 2008.

The Company’s press release announcing the election of the new directors is attached as Exhibit 99.1 to this Report and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.                      Description of Exhibit

99.1           Press Release, issued by PVH Corp. on January 31, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PVH CORP.

By: /s/ Mark D. Fischer
Mark D. Fischer Executive Vice President

Date: January 31, 2014

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
99.1	Press Release issued by PVH Corp. on January 31, 2014.